EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX BUSINESS UPDATE FOR SEPTEMBER QUARTER FISCAL 2005

SAN JOSE, CA, SEPTEMBER 14, 2004 — Xilinx, Inc. (Nasdaq: XLNX) today released its business update for the September quarter of fiscal 2005.

•                  September quarter revenues are expected to be down 5%-7% sequentially, a decrease from original guidance of up 2% to 4% sequentially.

•                  Gross margin target is expected to be approximately 64%, slightly lower than prior guidance of 65%.

•                  As a result of lower revenue levels, inventory days at Xilinx and distribution are expected to be approximately 155 days, up from prior guidance of 135-140 days.

•                  Sales from Asia Pacific are expected to be down double digits sequentially.  Weakness in Asia Pacific relates primarily to excess inventories held by US-based customers with manufacturing operations in Asia Pacific as well as to softening domestic orders.

To receive this business update automatically via email, please sign up for a push email alert, which is available from our investor relations website at: http://www.investor.xilinx.com. No conference calls will be held in conjunction with the business update.  Xilinx second quarter fiscal 2005 financial results will be released on October 21, 2004.

 This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, political uncertainties that may impact semiconductor consumption, the health of our end markets and our customers’ customers, our ability to secure meaningful capacity from our foundry partners, our ability to forecast end customer demand, inventory levels at customers and throughout the supply chain, product mix shift to our newer products, which have lower gross margins, customer acceptance of our new products, high dependence on turns business and other risk factors listed in our most recent Form 10K.

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